Exhibit 3.2

British Virgin Islands
BVI Business Companies Act, 2004

Memorandum of Association
and
Articles of Association
of

eToro Group Ltd.

A COMPANY LIMITED BY SHARES

Incorporated on the 14th day of December, 2006
Amended and Restated on the 23rd day of March, 2011

Amended and Restated on the 29th day of February, 2012

Amended and Restated on the 2nd day of March, 2012

Amended and Restated on the 28th day of November, 2014

Amended and Restated on the 1st day of December, 2014
Amended and Restated on the 23rd day of March, 2018
Amended and Restated on the 5th day of February, 2021

Amended and Restated on the [●]th day of [●], 2021

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

eToro Group Ltd.

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004), as amended from time to time, and includes any regulations promulgated under the Act;

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

“Articles” means the attached Articles of Association of the Company, as amended or restated from time to time;

“Board” means the board of Directors of the Company appointed or elected pursuant to the Articles and acting by Resolution of Directors;

“Chairman of the Board” has the meaning ascribed to it at Section 10.8 of the Articles;

“Common Shares” has the meaning ascribed to it at Paragraph 6.1(a) of the Memorandum;

“Company” means eToro Group Ltd.;

“Directors” mean those Persons appointed or elected pursuant to the Articles to hold office as directors of the Company from time to time;

“Distribution” includes, in relation to a distribution by the Company to a Shareholder: (a) the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder; or (b) in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“electronic” means actuated by electric, magnetic, electro-magnetic, electro-chemical or electro- mechanical energy and “by electronic means” means by any manner capable of being so actuated and shall include e-mail and/or other data transmission service;

“Equity Securities” means, collectively, any and all equity securities of the Company, whether or not currently authorised, as well as rights (including Price Adjustment Rights), options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“held” means, in relation to Shares, the Shares held by a Shareholder whose details are shown in the Transfer Agent Records and term “holds” and “holder” shall be construed accordingly;

“Memorandum” means this Memorandum of Association of the Company, as amended or restated from time to time;

“month” means a calendar month;

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organisation, entity or governmental entity.

“Preferred Shares” has the meaning ascribed to it at Paragraph 6.1(b) of the Memorandum;

“present in person” means, in the case of an individual, that individual or his lawfully appointed attorney being present in person and, in the case of a non-natural Person, being present by duly authorised representative or lawfully appointed attorney and, in relation to meetings, “in person” shall be construed accordingly;

“Price Adjustment Rights” means the right to receive, without any further action required by the holder of such right, up to 40,000,000 Common Shares on the terms described in that certain Price Adjustment Rights Plan of the Company, dated as of [●], 2021.

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Regulatory Body” means any financial regulatory authority that the Company will be required to be registered with or that it may be regulated under from time to time.

“Regulatory Filing” means any filing or register with or provide any notification to any Regulatory Body.

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Board, or of a committee of the Board (solely with respect to the matters within the scope of such committee’s authority), by the affirmative vote of a majority of the Directors present at the meeting who voted and did not abstain; or

(b)	a resolution consented to in writing by a majority of the Directors or such other majority as may be specified in these Memorandum and Articles, or by a majority of members of the committee of the Board, as the case may be;

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes cast, unless a higher percentage is otherwise required by law, or by these Memorandum and Articles; or

(b)	a resolution consented to in writing by a majority of the votes of the Shares entitled to vote at a meeting of Shareholders; provided that no action may be taken by the Shareholders by written consent, unless the action to be effected by written consent of the Shareholders and the taking of such action by such written consent have expressly been approved in advance by the Board;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Share” means any share issued or to be issued by the Company, including the Common Shares and the Preferred Shares;

“Shareholder” means a Person reflected in the Transfer Agent Records as the holder of one or more Shares or fractional Shares;

“SPAC Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 16, 2021, by and among the Company, Buttonwood Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, and Fintech Acquisition Corp. V, a Delaware corporation.

“SPAC Merger Closing Date” means the Closing Date (as defined in the SPAC Merger Agreement).

“SPAC Merger Effective Time” means the Effective Time (as defined in the SPAC Merger Agreement).

“Stock Exchange” means the Nasdaq Capital Market or other equivalent national securities exchange upon which the Shares are registered and tradeable, and any successor bodies carrying on their functions; and

“Transfer Agent” has the meaning ascribed to it in Section 6.1 of the Articles.

“Transfer Agent Records” has the meaning ascribed to it in Section 2.6 of the Articles.

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

1.2	In these Memorandum and Articles, unless the context otherwise requires a reference to:

(a)	a Paragraph is a reference to a paragraph of the Memorandum;

(b)	a Section is a reference to a section of the Articles;

(c)	a reference to voting in relation to Shares shall be construed as a reference to voting by Shareholders holding the Shares, except that it is the number of Shares that shall be counted and not the number of Shareholders who actually voted and a reference to Shares being present at a meeting shall be given a corresponding construction;

(d)	a reference to money is, unless otherwise stated, a reference to the currency in which shares of the Company shall be issued;

(e)	any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein;

(f)	whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Memorandum and Articles, it shall equally, where the context admits, include the others; and

(g)	headings are inserted for convenience only and shall be disregarded in interpreting these Memorandum and the Articles.

2.	NAME

The name of the Company is eToro Group Ltd.

3.	STATUS

The Company is a company limited by shares.

4.	REGISTERED OFFICE AND REGISTERED AGENT

4.1	The first registered office of the Company is at the office of the registered agent which is at Palm Grove House, P.O. Box 438, Drake Chambers, Road Town, Tortola, British Virgin Islands.

4.2	The first registered agent of the Company is Commonwealth Trust Limited of Palm Grove House, P.O. Box 438, Drake Chambers, Road Town, Tortola, British Virgin Islands.

4.3	The current registered office of the Company shall be at the offices of Trident Trust Company at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P. O. Box 146, Road Town, Tortola, British Virgin Islands.

4.4	The current registered agent of the Company shall be at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

4.5	The Company may, from time to time, by Resolution of Shareholders or by Resolution of Directors, change the location of its registered office or change its registered agent.

4.6	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company. If the existing registered agent does not file such notice on instruction by the Company, the Company shall procure that a notice of change of registered agent is filed with the Registrar by a legal practitioner in the British Virgin Islands acting on behalf of the Company, and any such change of registered agent will take effect on the registration by the Registrar of such notice.

5.	CAPACITY AND POWERS

5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of Paragraph 5.1(a), full rights, powers and privileges.

5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6.	NUMBER AND CLASSES OF SHARES

6.1	The Company is authorised to issue a maximum of 2,200,000,000 Shares divided into:

(a)	2,000,000,000 common shares of a single class, no par value per share (the “Common Shares”); and

(b)	200,000,000 preferred shares of a single class, no par value per share (the “Preferred Shares”).

6.2	The Company may issue fractions of a Share, and such fractional Share shall have the same corresponding fractional designations, powers, preferences, rights, qualifications, limitations and restrictions of a whole Share of the same class or series of Shares.

6.3	Shares authorised for issuance under these Memorandum and Articles may be issued in one or more series of Shares as the Board may by Resolution of Directors determine from time to time.

6.4	Except as otherwise set forth in Paragraph 7.2, the Company may by Resolution of Shareholders, subject to section 12 of the Act and Paragraph 12, by amending this Memorandum and, where necessary, the Articles, create additional classes of Shares and determine the rights, privileges, restrictions and conditions thereof including without limitation, new classes of Preferred Shares or other Shares issued by the Company from time to time. To the extent legally permitted, such number of Shares may be increased or decreased by Resolution of Shareholders, provided that no decrease shall reduce the number of Shares of a class to a number less than the number of Shares of such class then issued and outstanding plus the number of Shares of such class reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into such class of Shares.

7.	RIGHTS OF SHARES

7.1	Rights Attaching to the Common Shares. Each Common Share in the Company confers upon the Shareholder the following rights (in addition to any designations, powers, preferences, rights, qualifications, limitations and restrictions attaching to any of the Common Shares as provided for elsewhere in this Memorandum or in the Articles):

(a)	the right to one vote at a meeting of the Shareholders or on any Resolution of Shareholders;

(b)	the right to an equal share in any pro rata distribution of dividends in cash or in kind paid by the Company in accordance with the Act; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation in accordance with the Act.

7.2	Rights Attaching to the Preferred Shares. The Preferred Shares in the Company shall have such designations, powers, preferences, rights, qualifications, limitations and restrictions as specified by the Board pursuant to the Resolution of Directors approving the issuance of such Preferred Share(s); provided, however that prior to such issuance, the Board shall determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of such Preferred Shares, including:

(a)	the designation of such series, the number of Preferred Shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the Preferred Shares of such series shall have voting rights, in addition to any voting rights provided for by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other class or any other series of Shares;

(d)	whether the Preferred Shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	whether the Preferred Shares of such series shall have any rights to receive any Distribution amongst the Shareholders upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of Shares of any other class or any other series of Shares;

(f)	whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or any other series of Preferred Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(g)	the limitations and restrictions, if any, to be effective while any Preferred Shares of such series are outstanding upon the payment of dividends or the making of other Distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other class of shares or any other series of Preferred Shares;

(h)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional Shares of such series or of any other class of Shares or any other series of Preferred Shares; and

(i)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The Board shall not require any approval of the Shareholders in respect of the issuance of Preferred Shares and the related amendments (if any) to the Memorandum and the Articles.

7.3	Redemption. The Company may, at its sole discretion by a Resolution of Directors, redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Section 3 of the Articles.

7.4	Equal Status. The Common Shares shall have the same rights and privileges and rank equally, share ratably and be identical in all respect to all matters.

7.5	No Separate Class for Price Adjustment Rights. Notwithstanding the grant of any Price Adjustment Rights to certain Persons immediately prior to the SPAC Merger Effective Time, such grant does not create any additional class or series of Shares for any purpose, and in no event shall the holders of such Price Adjustment Rights be deemed to constitute a separate class or series of Shareholders by virtue of their ownership of Price Adjustment Rights. The Company shall have a single class of Common Shares irrespective of whether some Shareholders are entitled to receive Price Adjustment Rights and other Shareholders are not entitled to receive Price Adjustment Rights. Until the automatic exercise of Price Adjustment Rights into Common Shares, the holders of Price Adjustment Rights shall not have the rights as a Shareholder with respect to the Common Shares underlying such Price Adjustment Rights, including the right to vote or receive a Distribution.

8.	VARIATION OF RIGHTS

The rights attached to any Shares as specified in Paragraph 7 of the Memorandum, whether or not the Company is in liquidation or being wound up, may be varied only with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50% of the issued Shares in that class. Such rights may be amended by a Resolution of Shareholders by the affirmative vote of a majority of the Shares present and voting at the general meeting if such resolution was approved in advance by the Board.

9.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or superior thereto.

10.	REGISTERED SHARES

10.1	The Company shall issue registered Shares only.

10.2	The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

11.	TRANSFER OF SHARES

11.1	The Company shall procure that upon a transfer of Shares permitted pursuant to Section 6 of the Articles or section 54A of the Act, the Transfer Agent shall retain the Transfer Agent Records required pursuant to Section 2.6 of the Articles and that the Transfer Agent shall act as agent for the transferee as the owner of the Shares.

11.2	The Company is engaged in a highly regulated business which requires from the Company or its subsidiaries to make Regulatory Filings to Regulatory Bodies and to obtain licenses and permits from Regulatory Bodies, and such Regulatory Filings in many cases require the submission of information and documents regarding significant or material shareholders of the Company. Therefore, notwithstanding anything to the contrary in this Memorandum or the Articles, unless otherwise approved by the Resolution of Directors, (a) each Shareholder shall not knowingly sell, transfer or otherwise dispose (“Transfer”), any Shares or other Equity Securities held by such transferor Shareholder, if the transferee holds (or would hold as a result of such Transfer), together with its Affiliates (beneficially or of records), 9.9% or more of the Company’s issued share capital or the voting power represented thereby; and (b) except for any issuance of Shares in connection with exercise of options or automatic exercise of Price Adjustment Rights, the Company shall not issue or sell to any Shareholder or any of its Affiliates any Shares or other Equity Securities, if such Shareholder holds (or would hold as a result of such issuance or sale), together with its Affiliates (beneficially or of records), 9.9% or more of the Company’s issued share capital or the voting power represented thereby; provided that if any Transfer of Shares or other Equity Securities (whether or not such Transfer is a result of a transaction entered into through the facilities of the Stock Exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Shareholder holding (or would hold as a result of such Transfer), together with its Affiliates (beneficially or of records), 9.9% or more of the Company’s issued share capital or voting power represented thereby, then the Transfer of that number of Shares or other Equity Securities that otherwise would cause any Shareholder to violate clause (a) or clause (b) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares or other Equity Securities. If the Board determines by the Resolution of Directors to permit any of the prohibited transactions described in clause (a) or clause (b), such Resolutions of Directors shall specify the terms and conditions pursuant to which a Shareholder may be allowed to Transfer, purchase or otherwise be issued Shares or other Equity Securities. Notwithstanding the foregoing, any Shareholder that holds, as of the SPAC Merger Effective Time, together with its Affiliates (beneficially or of records), 9.9% or more of the Company’s issued share capital or the voting power represented thereby, shall (x) not be deemed to be in breach of this Paragraph 11.2 and (y) be permitted to acquire up to an additional 1.0% of the Company’s issued share capital or the voting power represented thereby without approval by the Resolution of Directors, in each case, unless otherwise determined by the Board; provided that such Shareholder shall be subject to the transfer restrictions set forth in clause (a) or clause (b) of this Paragraph 11.2 following the time such Shareholder holds, together with its Affiliates (beneficially or of records), less than 9.9% of the Company’s issued share capital.

12.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

12.1	Subject to Paragraphs 8 and 9, the Company may amend this Memorandum or the Articles by the affirmative vote of at least a majority of the votes of the Shares entitled to vote at a meeting of Shareholders; provided that any amendment of Section 11.2 and this Section 12.1 of this Memorandum or Sections 8.4 and 8.5 of the Articles, such amendment shall require by the affirmative vote of at least two-thirds of the shares entitled to vote at a meeting of the Shareholders; provided, further that in no event will any amendment to any Section of this Memorandum or any Section of the Articles be made unless the Board has recommended to the Shareholders by Resolution of Directors to vote in favor of adoption of such amendment.

12.2	Any amendment of this Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

We, Commonwealth Trust Limited of Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands, in our capacity as registered agent for the Company, hereby apply to the Registrar for the incorporation of the Company this 14th day of December, 2006.

Incorporator

Sgd: Deneshar Meade

Deneshar Meade
Authorised Signatory
Commonwealth Trust Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

eToro Group Ltd.

A COMPANY LIMITED BY SHARES

1.	REGISTERED SHARES

1.1	The Company is not required to issue certificates in respect of the Shares to any Shareholder, unless otherwise determined by the Board by Resolution of Directors.

1.2	To the extent any certificate is issued in respect of Shares, any Shareholder receiving such certificate shall indemnify and hold the Company and its Board and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any Person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

1.3	If several Persons are registered as joint holders of any Shares, any one of such Persons may give an effectual receipt for any Distribution.

2.	SHARES

2.1	Without prejudice to any rights previously conferred on the holders of any existing Shares or class of Shares, any Share or other Equity Securities in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the Board may from time to time determine.

2.2	Section 46 (Pre-emptive rights) of the Act shall not apply to the Company.

2.3	Subject to the provisions of these Articles and the Memorandum, the unissued Shares of the Company shall be at the disposal of the Board, who may, without limiting or affecting any rights previously conferred on the holders of any existing Shares or class or series of Shares, by Resolution of Directors:

(a)	offer, allot, grant options over or otherwise dispose of them to such Persons at such times, in such manner and for such consideration, being not less than the par value of the Shares being disposed of, on such terms and having such rights and being subject to such restrictions and upon such terms and conditions as the Board may determine; and

(b)	grant rights over Shares or other Equity Securities to be issued in one or more classes or series as the Board deems necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or other Equity Securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, at such times and on such other terms as Board deems necessary or appropriate.

2.4	Subject to Section 2.5 of these Articles, a Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services or any combination of the foregoing.

2.5	No Shares may be issued for a consideration that is, in whole or in part, other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	the determination of the Board of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in the opinion of the Board, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.6	The Company shall cause its Transfer Agent to maintain a record (the “Transfer Agent Records”) containing the information with respect to the Shareholders that the transfer agent receives, including but not limited to:

(a)	the names and addresses of the Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the Shareholder acquired the Shares; and

(d)	the date on which any Person ceased to be a Shareholder.

2.7	The Transfer Agent Records may be kept in any such form as the Board may approve, but if it is in magnetic, electronic or other data storage form, the Company shall procure that the Transfer Agent must be able to produce legible evidence of its contents. Until the Board otherwise determines, the magnetic, electronic or other data storage form shall be the original Transfer Agent Records.

3.	REDEMPTION OF SHARES AND TREASURY SHARES

3.1	The Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired, unless the Company is permitted by the Act or any other provision in the Memorandum or these Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2	No purchase, redemption or other acquisition of Shares shall be made unless the Resolution of Directors authorising such purchase, redemption or other acquisition contains a statement that the Board is satisfied, on reasonable grounds, that immediately after the purchase, redemption or other acquisition, the value of the Company’s assets will exceed its liabilities, and the Company will be able to pay its debts as they fall due.

3.3	A determination by the Board under Section 3.2 is not required when the Shares are purchased, redeemed or otherwise acquired by virtue of the provisions of the Act.

3.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Section 3 may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50% of the issued Shares of the Company, in which case they shall be cancelled but they shall be available for reissue.

3.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

3.6	Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and these Articles) as the Company may by Resolution of Directors determine.

3.7	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

4.	MORTGAGES AND CHARGES OF SHARES

Shareholders may mortgage or charge their Shares.

5.	FORFEITURE

5.1	When a Share is not fully paid for on issue, the Board may at any time, subject to the terms on which such Share was issued, serve upon the defaulting Shareholder a written notice of call specifying the date for payment to be made.

5.2	The written notice of call referred to in Section 5.1 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice, the Shares or any of them, in respect of which payment is not made will be liable to be forfeited.

5.3	Where a written notice of call has been issued pursuant to Section 5.2 and the obligations of the defaulting Shareholder under such notice have not been complied with, the Board by Resolution of Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates and direct that the Transfer Agent Records be updated.

5.4	Upon forfeiture and cancellation pursuant to Section 5.3, the Company shall be under no obligation to refund any moneys to the defaulting Shareholder whose Shares have been cancelled and that defaulting Shareholder shall be discharged from any further obligation to the Company with respect to such forfeited Shares.

6.	TRANSFER OF SHARES

6.1	As permitted under section 54A of the Act, Shares may be transferred by means of a relevant system (including the Stock Exchange) and the operator of the relevant system (the “Transfer Agent”) shall act as agent of the Shareholders for the purposes of the transfer of Shares or other Equity Securities. In addition to the foregoing, a transfer of Shares is effective when the particulars in respect of the transferee are entered in the Transfer Agent Records.

6.2	Any person becoming entitled by operation of law or otherwise to a Share or Shares in consequence of the death, incompetence or bankruptcy of any Shareholder may, subject to all applicable probate requirements, be registered as a Shareholder upon such evidence being produced as may reasonably be required by the Board or the Transfer Agent and subject also to the facilities and requirements of the relevant system concerned. An application by any such person to be registered as a Shareholder shall for all purposes be deemed to be a transfer of Shares of the deceased, incompetent or bankrupt Shareholder and the Board shall treat it as such and procure that the Transfer Agent shall treat it as such.

6.3	Subject to the Memorandum and the facilities and requirements of the relevant system, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

7.	MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1	The Board may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the Board considers necessary or desirable; provided that at least one meeting of the Shareholders must be held each year.

7.2	Upon the written request of Shareholder(s) holding one-third or more of the of the issued and outstanding shares, to call a meeting of shareholders in which a resolution is proposed to be voted upon, provided that the matter submitted for vote is of the nature that under the law or these Articles must be approved by a resolution of the Shareholders, the Board shall convene a meeting of Shareholders. Any such request shall contain the evidence reasonably satisfactory to the Board, in its sole discretion, with respect to the identity of such requesting Shareholder(s) (including the ownership of Shares) and state the proposed resolution(s) which will be submitted for a vote at the meeting. The Board shall be entitled to determine the date, time and place, if any, of such requested meeting of Shareholders.

7.3	The Board shall give not less than 7 days’ notice of a meeting of Shareholders to those Shareholders whose names on the date the notice is given appear as Shareholders in the Transfer Agent Records of the Company and are entitled to vote at the meeting.

7.4	The Board may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

7.5	The inadvertent failure of the Board to give notice of a meeting to a Shareholder, or the fact that a Shareholder has not received a notice that has been properly given, shall not invalidate the meeting.

7.6	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.7	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the Person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

7.8	A proxy need not be a Shareholder, and a Shareholder may appoint one or more than one Person to act as such Shareholder’s proxy. On a poll, votes may be given in person or by proxy, and a Shareholder entitled to more than one vote need not, if such Shareholder votes, use all of such Shareholder’s votes or cast all the votes such Shareholder uses in the same way. The appointment of a proxy does not prevent a Shareholder from attending and voting in person at the meeting or an adjournment or on a poll. The appointment of a proxy is (unless the contrary is stated in such proxy) valid for an adjournment of the meeting as well as for the meeting or meetings to which it relates and is valid for 12 months following the date of execution unless terminated earlier.

7.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[NAME OF COMPANY]

[I/We] being a Shareholder of the above Company HEREBY APPOINT […………………………] of [……………………………] or failing him [………………………] of [……………………………] to be my/our proxy to vote for [me/us] at the meeting of Shareholders to be held on the [……] day of [ ], 20 [……] and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this [……] day of [……………………], 20 [……]

______________________________

[Shareholder]

7.10	The following applies where Shares are jointly owned:

(a)	if two or more Persons hold Shares jointly, each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy, such owner may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy, they must vote as one.

7.11	If so determined by the Board prior to the meeting, a Shareholder shall be deemed to be present in person at a meeting of Shareholders if such Shareholder participates by telephone or other electronic means and all Shareholders participating in person at the meeting are able to hear each other.

7.12	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than one-third of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting, if the meeting was called by Shareholders. If called by the Board, a meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than one-fourth of the votes of the shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum compliant with the above may comprise a single Shareholder or proxy, and such Person may pass a Resolution of Shareholders and a certificate signed by such Person accompanied where such Person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

7.13	If within one hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in the event the meeting was called by the Board it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Board may determine, and if at the adjourned meeting there is present within one hour from the time appointed for the meeting in person or by proxy not less than ten percent (10%) of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting then those present shall constitute a quorum. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken.

7.14	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the chairman of the meeting shall be a director assigned for such purpose by the Board in advance of the meeting, and if no such assignment is made, then the Shareholders present shall choose one of their number to be the chairman of the meeting. If the Shareholders are unable to choose such chairman for any reason, then the Person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman of the meeting, failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

7.15	The chairman of the meeting may, with the consent of a majority of the Shares represented at the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.16	At any meeting of the Shareholders, the chairman of the meeting is responsible for deciding in such manner as he or she considers appropriate whether any resolution proposed has been carried or not and the result of his or her decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman of the meeting has any doubt as to the outcome of the vote on a proposed resolution, he or she shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll, then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the meeting of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes thereof.

7.17	Any Person other than an individual which is a Shareholder may by resolution of its board of directors or other governing body authorise an individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

7.18	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Person other than an individual may call for a notarially certified copy (in accordance with the applicable law of the jurisdiction in which such proxy or authority was made) of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Person shall be disregarded.

7.19	Directors may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.20	A Resolution of Shareholders is valid only if approved at a duly convened and constituted meeting of Shareholders by the affirmative vote of a majority of the votes cast. No action may be taken by Shareholders except at a duly convened and constituted meeting of Shareholders, and no action may be taken by Shareholders by written consent unless the action to be effected by written consent of the Shareholders and the taking of such action by such written consent have expressly been approved in advance by the Board.

8.	DIRECTORS

8.1	The first Directors of the Company shall be appointed by the first registered agent within 6 months of the date of incorporation of the Company, and thereafter, the Directors shall be elected by a Resolution of Shareholders at the annual meeting of Shareholders, except for situations in which the Board fills a vacancy pursuant to Section 8.6 below.

8.2	No Person shall be appointed as a director of the Company unless he or she has consented in writing to be a director.

8.3	The authorised number of Directors shall be fixed by the Board from time to time in accordance with these Articles. A Director is not required to hold a Share as a qualification to the office. If for any cause, the Directors shall not have been elected at an annual meeting of Shareholders, they may be elected as soon thereafter as convenient at a special meeting of the Shareholders called for that purpose in the manner provided in these Articles. Subject to and without limitation of Article 8.6, directors shall be elected by a Resolution of Shareholders, unless the election is contested, in which case Directors shall be elected by a plurality of votes cast.

8.4	The Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of Shareholders following the SPAC Merger Closing Date; Class II directors shall initially serve until the second annual meeting of Shareholders following the SPAC Merger Closing Date; and Class III directors shall initially serve until the third annual meeting of Shareholders following the SPAC Merger Closing Date. Commencing with the first annual meeting of Shareholders following the SPAC Merger Closing Date, Directors of each class the term of which shall then expire shall be elected to hold office until the third annual meeting following their election and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of Directors, the number of Directors in each class shall be apportioned by the Board as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent directors.

8.5	Any Director may be removed from office at any time, but only for cause by the affirmative vote of at least two-thirds of the votes of the Shares entitled to vote at a meeting for the election of Directors. Notice of a meeting called under this Section 8.5 shall state that the purpose of the meeting is, or the purposes of the meeting include, the removal of a Director.

8.6	The Board may at any time appoint by Resolution of Directors any Person to be a Director either to fill (a) a vacancy resulting from death, resignation, disqualification, removal or other causes or (b) any newly created directorship resulting from any increase in the number of Directors. Where the Board appoints a Person as a Director to fill such vacancy, the term shall not exceed the term that remained when the Director whose departure from the Board created such vacancy ceased to hold office. Where the Board appoints a Person as a Director to fill a newly created directorship, such Director shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be elected and qualified.

8.7	The Company may determine by Resolution of Directors keep a register of directors containing:

(a)	the names and addresses of the Directors;

(b)	the date on which each Director was appointed as a Director;

(c)	the date on which each Director ceased to be a Director; and

(d)	such other information as may be prescribed by the Act.

8.8	If the Board determines to maintain a register of directors, a copy thereof shall be kept at the registered office of the Company, and the Company may register a copy of the register of directors with the Registrar.

8.9	Directors shall be entitled to such compensation for their services as may be approved by the Board, including, if so approved, by Resolution of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board and at any meeting of a committee of the Board. Nothing herein contained shall be construed to preclude any Director from serving the Company in any other capacity as an officer, agent, employee, consultant or otherwise and receiving compensation therefor.

9.	POWERS OF DIRECTORS

9.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board. The Board has all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Board may authorise the payment of all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

9.2	Each Director shall exercise his or her powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, these Articles or the Act. Each Director, in exercising his or her powers or performing his or her duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

9.3	The Board may, by Resolution of Directors, appoint any Person, including a Director, to be an officer or agent of the Company. The Resolution of Directors appointing an agent may authorise such agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

9.4	The Board may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

9.5	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

9.6	For the purposes of section 175 (Disposition of assets) of the Act, the Directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

10.	PROCEEDINGS OF DIRECTORS

10.1	Any Director may call a meeting of the Board by sending a written notice to each other Director.

10.2	The Board may meet at such times and in such manner and places within or outside the British Virgin Islands as the Board may determine to be necessary or desirable.

10.3	A Director is deemed to be present at a meeting of the Board if he or she participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

10.4	A Director shall be given not less than 3 days’ notice of meetings of the Board, but a meeting of the Board held without 3 days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

10.5	A Director may by a written instrument appoint an alternate who need not be a Director, and the alternate shall be entitled to attend meetings in the absence of the Director who appointed him or her and to vote in place of the Director until the appointment lapses or is terminated.

10.6	A meeting of the Board is duly constituted for all purposes if, at the commencement of the meeting, there are present in person or by alternate not less than a majority of the total number of Directors.

10.7	If within half an hour from the time appointed for the meeting of the Board, a quorum is not present, such meeting shall be dissolved.

10.8	The Directors may elect one of the directors to serve as a chairman (the “Chairman of the Board”) and determine the period for which he or she is to hold such office. At a meeting of the Board at which the Chairman of the Board is present, he or she shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting. Any Director shall be eligible for election and service as Chairman of the Board, without regard to whether or not such person serves as an officer of the Company.

10.9	An action that may be taken by the Board or a committee of the Board at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by a majority of Directors or members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

10.10	The Board shall cause the following corporate records to be kept:

(a)	minutes of all meetings of the Board;

(b)	copies of all Resolutions of Directors; and

(c)	such other accounts and records as the Board by Resolution of Directors considers necessary or desirable or as required pursuant to the Act.

11.	COMMITTEES

11.1	The Board may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

11.2	Notwithstanding Section 11.1, the Board has no power to delegate to a committee of Directors any of the following powers:

(a)	to amend the Memorandum or these Articles;

(b)	to designate committees of Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint directors (which does not include the power to nominate a Director to the Board);

(e)	to approve and issue Preferred Shares;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan;

(h)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

(i)	to approve or adopt, or recommend to the Shareholders, any action or matter expressly required by the Act to be submitted to the Shareholders for approval.

11.3	Sections 11.2(b) and (c) do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

11.4	The meetings and proceedings of each committee of Directors consisting of 2 or more Directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

11.5	Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors of the Company under the Act.

12.	OFFICERS

12.1	The Company may appoint officers of the Company at such times as may be considered necessary or expedient. Any number of offices may be held by the same Person. The Chief Executive Officer shall be appointed by the Board, and other officers shall, unless otherwise determined by the Board, be appointed by the Chief Executive Officer, as such right has been delegated to the Chief Executive Officer by the Board.

12.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by the appointing party. The secretary shall maintain the minute books and records (other than financial records) of the Company.

12.3	The emoluments of all officers shall be approved by the compensation committee of the Board, unless otherwise determined by the Board.

12.4	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the Board or by the CEO may be removed at any time, with or without cause, by Resolution of Directors or the CEO, respectively.

13.	CONFLICT OF INTERESTS

13.1	A Director shall, forthwith after becoming aware of the fact that he or she is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board.

13.2	A transaction entered into by the Company in respect of which a Director is interested is voidable by the Company unless (a) the Director complies with Section 13.1, (b) the transaction is approved or ratified by a majority of the disinterested Directors, (c) the material facts of the interest of the Director in the transaction are known by the Shareholders entitled to vote at a meeting of Shareholders and the transaction is approved or ratified by a Resolution of Shareholders or (d) the Company received fair value for the transaction.

13.3	For the purposes of this Section 13, a disclosure is not made to the Board unless it is made or brought to the attention of every Director on the Board.

13.4	Subject to compliance with Sections 13.1 and 13.2, a Director who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to such transaction; and

(b)	attend a meeting of the Board at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum;

and, subject to compliance with the Act shall not, by reason of his or her office, be accountable to the Company for any benefit which he or she derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

14.	INDEMNIFICATION

14.1	To the fullest extent permitted by law, the following parties shall not be personally liable to the Company or any Shareholder for any acts or omissions in the performance of their duties:

(a)	Directors; or

(b)	members of a committee of the Company constituted pursuant to Section 11; or

(c)	officers of the Company appointed pursuant to Section 9.3 or Section 12; or

(d)	agents of the Company appointed pursuant to Section 9.3, each a “Covered Person.”

14.2	Subject to the limitations hereinafter provided, the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings (each, a “Proceeding”) any Covered Person by reason of the fact that such Covered Person (i) is or was a Covered Person or (ii) at the request of the Company, is or was serving as a director of another body.

14.3	Notwithstanding Section 14.2, the Company shall indemnify any Covered Person against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with any Proceeding unless it is determined by a court of competent jurisdiction in a final, non-appealable judgment that (i) such Covered Person did not act honestly and in good faith with a view to the best interests of the Company and, (ii) in the case of criminal proceedings, the Covered Person had reasonable cause to believe that such Covered Person's conduct was unlawful.

14.4	The decision of the Board as to whether the Person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the Person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved or a determination has been made by a court of competent jurisdiction in accordance with Section 14.3.

14.5	The termination of any Proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the Covered Person did not act honestly and in good faith and with a view to the best interests of the Company or that the Covered Person had reasonable cause to believe that his or her conduct was unlawful.

14.6	Expenses, including legal fees, incurred by a Director or a former Director in defending any legal, administrative or investigative Proceedings may be paid by the Company in advance of the final disposition of such Proceedings upon receipt of an undertaking by or on behalf of the Director or the former Director, as applicable, to repay the amount if it shall ultimately be determined that the Director or the former Director is not entitled to be indemnified by the Company in accordance with Section 14.2.

14.7	The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 14 is not exclusive of any other rights to which the Covered Person seeking indemnification or advancement of expenses may be entitled under any law, agreement, provision of the Memorandum or these Articles, Resolution of Directors, Resolution of Shareholders or otherwise.

14.8	Any repeal or modification of this Section 14, or any portion hereof, shall only be prospective and shall not affect the rights under this Article 14 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any Covered Person referred to in Section 14.2.

14.9	If this Section 14, or any portion hereof, shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Company shall indemnify each Covered Person to the full extent under any other applicable law.

14.10	The Company may purchase and maintain insurance in relation to any Covered Person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a Covered Person or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the Covered Person and incurred by the Covered Person in that capacity, whether or not the Company has or would have had the power to indemnify the Covered Person against the liability as provided in these Articles.

15.	RECORDS

15.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the register of directors, or a copy of the register of directors;

(c)	the register of charges or a copy of the register of charges; and

(d)	copies of all notices and other documents filed by the Company with the Registrar in the previous 10 years.

15.2	The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

15.3	The Company shall procure that the Transfer Agent maintains the Transfer Agent Records and that the Transfer Agent, shall within 5 days of a written request from the Company, provide a copy of the Transfer Agent Records to the Company.

15.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Board may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)	minutes of meetings and Resolutions of Directors and committees of directors.

15.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company.

15.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

16.	SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Board shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other Person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Board may provide for a facsimile of the Seal and of the signature of any Director or authorised Person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

17.	DISTRIBUTIONS

17.1	The Board may, by Resolution of Directors, authorise a Distribution at a time and of an amount it determines fit if the Board is satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

17.2	In order that the Company may determine the Shareholders entitled to receive payment of any Distribution, the Board may fix a record date, which record date shall not precede the date upon which the Resolution of Directors fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no record date is fixed, the record date for determining Shareholders for any such purpose shall be at the close of calendar day on which the Board adopts the Resolution of Directors relating thereto.

17.3	Dividends may be paid in money, shares, or other property.

17.4	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Section 19, and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

17.5	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

18.	ACCOUNTS AND AUDIT

18.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

18.2	The Company may by Resolution of Shareholders call for the Board to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

18.3	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

18.4	The auditors may be Shareholders, but no Director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

18.5	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

18.6	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

18.7	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

18.8	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

18.9	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

19.	NOTICES

19.1	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the Transfer Agent Records.

19.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

19.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

20.	Exclusive jurisdiction OF THE BRITISH VIRGIN ISLANDS

Unless the Company consents in writing to the selection of an alternative forum, the courts of the British Virgin Islands shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s Shareholders, or (c) any action asserting a claim arising pursuant to any provision of British Virgin Islands law or the Memorandum or these Articles, or (d) any action asserting a claim against the Company governed by the internal affairs doctrine. Any Person purchasing or otherwise acquiring any interest in Shares shall be deemed to have notice of and consented to the provisions of this Section 20. For any action asserting a claim under the Securities Act of 1933, any United States District Court shall be the sole and exclusive forum.

21.	VOLUNTARY LIQUIDATION

21.1	The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. A liquidator may, subject to the terms of the Act, be appointed by a Resolution of Directors or by a Resolution of Shareholders.

21.2	If the Company shall be wound up, the liquidator may, in accordance with a Resolution of Shareholders, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as the liquidator deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no Shareholder shall be compelled to accept any Shares or other securities whereon there is any liability.

22.	Fiscal Year

The fiscal year of the Company shall be the calendar year beginning on January 1 and ending on December 31, unless the Board determines otherwise by Resolution of Directors.

23.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, Commonwealth Trust Limited, of P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 14th day of December, 2006.

Incorporator

Sgd: Deneshar Meade

Deneshar Meade
Authorised Signatory
HARNEYS CORPORATE SERVICES LIMITED